Exhibit 3.3

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT ("Agreement") is entered into on December 22, 2008, by and between Michael Friess and Sanford Schwartz, Colorado residents ("Buyers"), and Fonahome Corporation, a Minnesota corporation (the "Company").

                                    RECITALS

A. The Company has determined that it is in the Company and its shareholders' best interest to sell 1,957,416 shares of the Company's common stock (the "Shares") to each of the Buyers for a purchase price of $10,000 each (3,914,832 shares and $20,000 in the aggregate), such proceeds to be used to complete an audit of the Company's financial statements and the cost of registering the Company's common stock pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") in order to make the Company a suitable candidate for the acquisition of an operating business through a so-called "reverse merger" (the event in which the Company becomes an operating company being referred to herein as the "Transaction").

B. The Company desires to sell and Buyers desire to purchase the Shares, all subject to the terms and conditions contained in this Agreement.

                                   AGREEMENT

     In consideration of the above recitals and the promises set forth in this Agreement, the parties agree as follows:

1. Purchase and Sale. Upon the reincorporation of the Company in the State of Nevada and the increase in the Company's authorized capital stock as set forth in Section 4.4 of this Agreement, each Buyer will deliver to the Company the sum of $10,000 payable by check or any other form of payment acceptable to the Company and the Company will deliver to each Buyer a certificate for the Shares being purchased. Upon completion of the sale of the Shares, the current members of the Company's Board of Directors will resign and the Buyers and Chloe DiVita, a business associate of the Buyers, will be elected to the Board of Directors.

2. Buyers' Representations. Buyers represent and warrant that they will use their respective best efforts to resurrect and rehabi1iate the Company as a "blank check" company with a class of securities registered pursuant to
     Section 12(g) of the Exchange Act and to complete the Transaction. In the event that either (i) the Buyers determine that in their opinion the effort to complete the foregoing outweighs the benefits or (ii) the Transaction is not completed on or before December 22, 2011, each Buyer will contribute to the capital of the Company 1,904,785 shares of the common stock he has purchased in accordance with Section 1 of this Agreement and will convert any loans he has made to the Company into shares of the Company's common stock or forgive such loans, as described below. If as of December 22, 2011 the Buyers have completed the audit of the Company's financial statements amd registered the Company's common stock pursuant to

     Section 12(g) of the Exchange Act, then the loans from Buyers, up to an aggregate maximum of $80,000, will be converted at a conversion rate of $0.19 per share of common stock, and any loans in excess of such $80,000 will be forgiven. If as of December 22, 2011 the Buyers have not completed the audit of the Company's financial statements and registered the Company's common stock pursuant to Section 12(g) of the Exchange Act, then all the loans from Buyers will be forgiven and Buyers will contribute to the capital of the Company all remaining shares of the Company that Buyers acquired under this Agreement. While the cost of completing the foregoing activities likely will exceed $20,000, the Buyers agree and warrant that no additional shares of the Company's common or preferred stock will be issued to the Buyers or any affiliate of the Buyers to raise additional working capital for the Company prior to the Transaction without the prior approval of shareholders owning at least 75% of the Company's then outstanding shares of common stock.

3. Transaction Terms. Buyers contemplate that the terms of the Transaction likely will consist of the purchase of all or substantially all of the Buyers' Shares (at least a portion of which is expected to be paid in cash) and the retention by the Company's remaining shareholders (possibly including the Buyers) of a small percentage of the ownership of the Company following the Transaction. Buyers agree that the economic benefit of a Transaction as between the Buyers and the other shareholders of the Company after deduction of Buyers' expenses in connection with the activities contemplated in this Agreement is to be in accordance with their relative ownership of the Company, that is, 50.1% for the Buyers and 49.9% for the other shareholders. It is understood that Buyers' expenses include their direct costs in connection with the Transaction, fees, if any, paid to unrelated parties in connection with activities contemplated in this Agreement, the cost of their investment in the Company, expenses of the Company paid by Buyers and a reasonable allocation of the Buyers' related general overhead expenses. In addition to Buyers' expenses, expenses of up to $15,000 incurred by the Company for legal and accounting fees and the cost of a fairness opinion obtained in preparation for the investment by Buyers and paid by Nick T. Boosalis ("Boosalis"), will be included in the expenses of the transaction and reimbursed out of the cash portion of the proceeds. The value of any stock received and/or retained in the Transaction will be based on the value attributed to shares of the Company's common stock by a contemporaneous financing by the Company, if any, or, in the absence of such a financing, as reasonably determined by the Buyers in their sole discretion without an independent appraisal.

4. Company's Representations and Warranties.

     4.1  The Company has full right and authority to sell the Shares to Buyers;

     4.2 The Company's current capitalization consists solely of 5,000,000 shares of authorized common stock, 3,899,204 of which are currently issued and outstanding and the Company has no outstanding options Of commitments to sell any additional shares of capital stock and has no outstanding indebtedness other than as set forth on Schedule 1 of this Agreement;

     4.3 Upon issuance of the Shares, each Buyer will own 25.05% of the Company's then issued and outstanding shares of common stock; and

     4.4 Upon execution and delivery of this Agreement, the Company will use its best efforts to notice and convene a special meeting of the Company's shareholders as soon as practicable to consider and act upon the following: (i) approve and ratify the recent sale of the Company's assets to Boosalis and other actions by the Company's Board of Directors; (ii) the reincorporation of the Company in the State of Nevada; (iii) an increase in the Company's authorized capital stock to include 780,000,000 shares of common stock, $.001 par value, and 20,000,000 shares of blank-check preferred stock, $.001 par value; and
          (iv) to authorize the Company's Board of Directors to effect a four-for-one reverse stock split of the Company's outstanding shares of common stock, subject to the registration of the Company's common stock pursuant to Section 12(g) of the Exchange Act and the approval of the Company's common stock for trading on the Nasdaq Bulletin Board (all of the share numbers and the conversion price set forth is Section 2 in this Agreement other than the increase in the Company's authorized capital stock set forth in this Section 4.4 are before the foregoing reverse stock split and shall, upon the effective date of this reverse stock split, be adjusted to account for the reverse stock split and any other change in the Company's capitalization after the date of this Agreement).

     4.5 The Company acknowledges that: (i) the Buyers are engaged in other similar and potentially competing activities; (ii) the Company has been given a list of prior similar activities in which the Buyers have been involved, including the terms of the transactions; (iii) neither the Company nor any of its shareholder are or will be entitled to any compensation with respect to such activities; (iv) the Buyers have no duty or responsibility to the Company or its shareholders with respect to these other/potentially competing activities; and (v) the Buyers have made no representations or warranties regarding the potential value of the Transaction.

5. Investment Representation. Each of the Buyers acknowledges and represents as follows:

     5.1 He has been given access to full and complete information regarding the Company and has utilized such access to his satisfaction for the purpose of obtaining information regarding the Company, and, particularly, he has met with or been given reasonable opportunity to meet with representatives of the Company for the purpose of obtaining all information concerning the Company that he deems necessary to make an informed investment decision.

     5.2 He is in a financial position to hold the Shares (for purposes of this Section 5. "Shares" includes any shares of the Company's common stock issued upon the conversion of loans in accordance with the provisions of Section 2 above) for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of his investment in the Shares.

     5.3 He has such knowledge and experience in financial and business matters that he is capable of reading and interpreting financial statements and evaluating the merits and risks of the prospective investment in the Shares.

     5.4 He has obtained, to the extent he deems necessary, professional investment advice with respect to the risks inherent in an investment in the Shares, and the suitability of an investment in the Shares in light of his financial condition and investment needs.

     5.5 He believes that the investment in the Shares is suitable for him based upon the his investment objectives and financial needs, and he has adequate means for providing for his current financial needs and personal contingencies and has no need for liquidity of investment with respect to the Shares.

     5.6 He recognizes that an investment in the Shares is highly speculative and involves a high degree of risk, including, but not limited to, the risk of economic losses from operations of the Company and the loss of his entire investment in the Company.

     5.7 He understands that the Company makes no assurances whatsoever concerning the present or prospective value of the Shares.

     5.8. He understands that there are substantial restrictions on the transfer of the Shares and, accordingly, he may not be able to liquidate an investment in the Shares for an indefinite period.

     5.9 The Shares are being acquired for his own account and for investment, he has made no agreement with others regarding the Shares, and his financial condition is such that it is not likely that it will be necessary to dispose of the Shares in the foreseeable future.

     5.10 He is an accredited investor as defined in the rules under the Act (defined below) and a bona fide resident of, and is domiciled in and received the offer and made the decision to invest in the Shares in the state of Colorado.

6. No Registration Under the Securities Laws. Buyers have been advised that the Shares are not being registered under the Securities Act of 1933, as amended (the "Act") or state securities laws pursuant to exemptions from the Act and such laws, and that the Company's reliance upon such exemptions is predicated in part on the representations of Buyers contained herein.

7. Miscellaneous. No amendment to this Agreement or waiver of the rights or obligations of the parties shall be effective unless in writing signed by the parties and approved by at least 75% of the outstanding shares of the Company's common stock. This Agreement is governed by the laws of the State of Minnesota without regard to conflicts of laws principles. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. This Agreement: (i) contains the entire agreement and understanding of the parties concerning the subject matter of this Agreement; (ii) supersedes any prior agreements or representations, whether oral or written; (iii) may be signed by facsimile and in counterparts; and (iv) terminates at the time of the Transaction.

The parties have executed this Agreement as of the date first written above.

                                                THE COMPANY:
                                                FONAHOME CORPORATION

                                                By /s/ Michael Friess
                                                Its CEO

                                                BUYERS:

                                                /s/ Michael Friess
                                                ------------------------------
                                                Michael Friess
                                                5353 Manhattan Circle
                                                Suite 201
                                                Boulder, CO 80303


                                                /s/ Sanford Schwartz
                                                ------------------------------
                                                Sanford Schwartz
                                                5353 Manhattan Circle
                                                Suite 201
                                                Boulder, CO 80303


The undersigned agrees to vote his shares of the Company's common stock to approve the items to be acted upon by the Company's shareholders in accordance with Section 4.4 above.


/s/ Nick T. Boosalis                            Dated: 01/08/09
Nick T. Boosalis

                                   SCHEDULE 1

                           Indebtedness of the Company
                           ---------------------------


None, other than the indebtedness to Boosalis described in Section 3 of this Agreement.